EXHIBIT 99.1

Grant Park Fund Weekly Commentary
For the Week Ended October 30, 2009

October 30, 2009	Weekly ROR[1]	Month-to-Date ROR[1]	Year-to-Date ROR[1]
Class A Units	-5.5%	-2.6%	-9.7%
Class B Units	-5.6%	-2.6%	-10.2%
Legacy 1 Class Units[2]	-5.1%	-2.4%	-4.1%
Legacy 2 Class Units[2]	-5.1%	-2.4%	-4.2%
GAM 1 Class Units[2]	-5.2%	-3.2%	-3.7%
GAM 2 Class Units[2]	-5.1%	-3.2%	-4.0%
GAM 3 Class Units[2]	-5.2%	-3.4%	-5.1%

S&P 500 Total Return Index[3]	-4.0%	-1.9%	17.0%
Barclays Capital U.S. Long Government Index[3]	1.0%	-1.4%	-8.8%
1	Subject to independent verification.
2	Grant Park’s Legacy and GAM Portfolios began trading on April 1, 2009.
3	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary
Agriculturals/Softs:  Despite recent uptrends, the grains markets underwent a sharp retracement last week.  Fueled by U.S. dollar strength and risk-aversion, prices in the corn and wheat markets fell more than 8% below the previous week’s close.

Grant Park’s longer-term trading advisors are predominantly long the agriculturals/softs sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Currencies:  A return to safe-haven investing led to rallies in the U.S. dollar and Japanese yen last week.  The dollar finished higher despite the fact that it breached 14-month lows against the Euro earlier in the week.  Higher-yielding currencies such as the Australian and New Zealand dollar fell sharply as a result of decreased investor risk appetite.

Grant Park’s longer-term trading advisors are predominantly short the U.S. dollar.  Grant Park’s shorter-term trading advisors are also predominantly short the U.S. dollar.

Energy:   Energy markets generally declined last week as a strong U.S. dollar put pressure on prices.  In the crude oil markets, bearish gasoline supply reports also played a role in moving prices lower.  Natural gas markets moved lower as mild temperatures in the U.S. weighed on future demand forecasts.

Grant Park’s longer-term trading advisors are predominantly long the energy sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Equities:   Uncertainty surrounding the potential economic recovery and changes to U.S. monetary policy put heavy pressure on the global equity markets last week.  Liquidations by unsettled speculators resulted in declines in excess of 2% in many major North American, European, and Asian equity indices.  Despite a brief retracement, due to better-than-expected U.S. GDP data, equity markets still finished lower for the week.

Grant Park’s longer-term trading advisors are predominantly long the equities sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

Fixed Income:   U.S. debt markets rose sharply last week following a large decline in the global equity markets.  Increased risk-aversion fueled demand for longer-term U.S. treasuries and moved prices higher.  Prices on short-term interest-rate products rallied slightly last week as speculators believe that interest rates will remain unchanged for the remainder of 2009.

Grant Park’s longer-term trading advisors are predominantly long the fixed-income sector.  Grant Park’s shorter-term trading advisors are predominantly short the sector.

Metals:  Prices for base and precious metals declined last week following the rally in the U.S. dollar.  Forecasts of ongoing weak demand caused by the selloff in the equity markets and poor economic data also helped move prices lower.

Grant Park’s longer-term trading advisors are predominantly long the metals sector.  Grant Park’s shorter-term trading advisors are also predominantly long the sector.

Indices Overview 3
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index:  Long Subset) – A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.